FOR IMMEDIATE RELEASE

>   GLOBAL HEADQUARTERS:

    200 INNOVATION WAY,

    AKRON, OHIO 44316-0001

>   MEDIA WEBSITE:

    WWW.GOODYEARNEWSROOM.COM

>   MEDIA CONTACT:

    ED MARKEY

    330.796.8801

    EMARKEY@GOODYEAR.COM

>   ANALYST CONTACT:

    NICHOLAS MITCHELL

    330.796.5512

    NICHOLAS_MITCHELL@GOODYEAR.COM

Exhibit 99.1

NEWS RELEASE

GOODYEAR REPORTS FOURTH QUARTER,

FULL-YEAR 2020 RESULTS

– Fourth quarter Goodyear net income of $63 million; adjusted net income of $103 million

– Fourth quarter segment operating income of $302 million, up 25% from the prior year

– Full-year cash flow from operations of $1.1 billion, reflecting strong working capital performance

– Robust cash and liquidity position of $5.4 billion

– Fourth quarter revenue per tire up 3%, excluding foreign currency

AKRON, Ohio, Feb. 9, 2021 – The Goodyear Tire & Rubber Company today reported results for the fourth quarter and full year of 2020.

“We delivered strong performance to end a challenging year,” said Richard J. Kramer, chairman, chief executive officer and president. “With a determination to win with our products in the marketplace and a relentless focus on cost and cash, we finished the year on a high note.

“We have good momentum as we enter 2021. Our commercial business continues to outperform the industry, our consumer replacement business is strengthening, and we are beginning to see the benefits of our robust consumer OE pipeline. I am confident we are positioned to capitalize on stronger industry fundamentals in 2021,” added Kramer.

Goodyear’s fourth quarter 2020 sales were $3.7 billion, down 2% from a year ago. The decline was driven by lower volume and unfavorable foreign currency translation. These factors were partially offset by improvements in price/mix.

Tire unit volumes totaled 37.7 million, down 5% from the prior year’s period. Industry demand during the quarter was affected by the continued economic disruption resulting from the COVID-19 pandemic. Replacement tire shipments declined 7%, reflecting the impact of lower consumer demand and actions taken to align European distribution. Original equipment unit volume increased 3%, reflecting increased market share in Americas and EMEA.

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Goodyear’s fourth quarter 2020 net income was $63 million (27 cents per share) compared to a net loss of $392 million ($1.68 per share) a year ago. Fourth quarter 2020 adjusted net income was $103 million (44 cents per share) compared to adjusted net income of $45 million (19 cents per share) in 2019. Per share amounts are diluted.

The company reported segment operating income of $302 million in the fourth quarter of 2020, up $60 million from a year ago. The increase primarily reflects the benefits of cost saving actions, including ongoing rationalization plans, lower raw material costs, a one-time benefit related to a legal settlement and improvements in price/mix. These factors were partially offset by lower volume and the impact of reduced factory utilization.

Full-Year Results

Goodyear’s 2020 net sales were $12.3 billion, a 16% decline from the 2019 period, reflecting lower volume, reduced sales from other tire-related businesses and unfavorable foreign currency translation. These factors were partially offset by improvements in price/mix.

Tire unit volumes totaled 126.0 million, down 19% from 2019. Industry demand was affected by the economic disruption resulting from the COVID-19 pandemic, particularly during the first half of 2020. Replacement tire shipments decreased 17%, primarily reflecting lower industry demand. Original equipment volume declined 23%, driven by lower global vehicle production.

Goodyear’s net loss was $1.3 billion ($5.35 per share) compared to a net loss of $311 million ($1.33 per share) in the prior year’s period. The 2020 period included several significant items, including, on a pre-tax basis, a non-cash charge of $295 million related to a valuation allowance on certain deferred tax assets for foreign tax credits, a non-cash impairment charge of $182 million to reduce the carrying value of goodwill in the EMEA business, a non-cash impairment charge of $148 million to reduce the carrying value of an equity interest in TireHub, and rationalization charges of $159 million, primarily associated with the closure of a manufacturing facility in Gadsden, Alabama. Goodyear’s 2019 net loss included discrete tax adjustments of $386 million and pre-tax rationalization charges of $205 million, primarily related to a plan to modernize two tire manufacturing facilities in Germany and a plan to curtail production of tires for declining, less profitable segments of the tire market at our Gadsden, Alabama manufacturing facility. Full-year 2020 adjusted net loss was $448 million ($1.91 per share) compared to adjusted net income of $253 million ($1.08 cents per share) in the prior year. Per share amounts are diluted.

The company reported a segment operating loss of $14 million in 2020, down $959 million from a year ago. The decrease was primarily due to lower volume, reduced factory utilization and lower earnings from other tire-related businesses. These factors were partially offset by the benefits of cost saving actions, including ongoing rationalization plans, and lower SAG, driven by reduced payroll and advertising expenses.

Reconciliation of Non-GAAP Financial Measures

See the note at the end of this release for further explanation and reconciliation tables for Segment Operating Income (Loss) and Margin; Adjusted Net Income (Loss); and Adjusted Diluted Earnings (Loss) per Share, reflecting the impact of certain significant items on the 2020 and 2019 periods.

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Business Segment Results

Americas

	Fourth Quarter		Twelve Months
(in millions)	2020	2019	2020	2019
Tire Units	17.5	18.7	56.7	70.4
Net Sales	$1,926	$2,026	$6,556	$7,922
Segment Operating Income	190	152	9	550
Segment Operating Margin	9.9%	7.5%	0.1%	6.9%

Americas’ fourth quarter 2020 sales of $1.9 billion were 5% lower than in the previous year, driven by lower volume and unfavorable foreign currency translation. These factors were partially offset by a one-time benefit related to a legal settlement and improvements in price/mix. Tire unit volume declined 6%. Replacement tire shipments decreased 9%, reflecting weak retail demand, particularly in the mass merchant channel in the U.S. Original equipment unit volume increased 6%, driven by strong growth in Brazil.

Fourth quarter 2020 operating income of $190 million was up $38 million from the prior year’s quarter. The increase was driven by a one-time benefit related to a legal settlement, the benefits of cost saving actions and improvements in price/mix. These factors were partially offset by lower volume, the impact of reduced factory utilization earlier in the year and the establishment of an environmental remediation reserve.

Europe, Middle East and Africa

	Fourth Quarter		Twelve Months
(in millions)	2020	2019	2020	2019
Tire Units	12.4	13.0	44.5	55.1
Net Sales	$1,193	$1,141	$4,020	$4,708
Segment Operating Income (Loss)	69	38	(72)	202
Segment Operating Margin	5.8%	3.3%	(1.8)%	4.3%

Europe, Middle East and Africa’s fourth quarter 2020 sales increased 5% from last year to $1.2 billion due to improvements in price/mix, partially offset by lower volume. Tire unit volume decreased 5%. Replacement tire shipments fell 11%, driven by lower industry demand and the impact of the company’s previously announced initiative to align distribution in Europe. Original equipment unit volume increased 16%, reflecting share gains driven by the launch of new fitments.

Fourth quarter 2020 segment operating income of $69 million was up $31 million from the prior year’s quarter, driven by the impact of lower raw material costs, improvements in price/mix and the benefits of cost saving actions, partially offset by lower volume and reduced factory utilization.

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Asia Pacific

	Fourth Quarter		Twelve Months
(in millions)	2020	2019	2020	2019
Tire Units	7.8	7.9	24.8	29.8
Net Sales	$537	$546	$1,745	$2,115
Segment Operating Income	43	52	49	193
Segment Operating Margin	8.0%	9.5%	2.8%	9.1%

Asia Pacific’s fourth quarter 2020 sales decreased 2% to $537 million, driven by lower volume and unfavorable price/mix, primarily reflecting the impact of discontinued OE fitments in China. Tire unit volume declined 2%. Original equipment unit volume declined 13%. Replacement tire shipments increased 4%, driven by double-digit growth in China and India.

Fourth quarter 2020 segment operating income of $43 million was down $9 million from the prior year’s quarter. In addition to discontinued OE fitments in China, lower earnings reflected adverse results in other tire-related businesses, primarily aviation. These factors were partially offset by lower raw material costs.

Cash Flow and Liquidity

The company delivered strong cash flow during the fourth quarter, reflecting the benefit of working capital performance, a focus on managing costs and improved earnings. Cash generated through operating activities totaled $1.4 billion, up slightly from strong prior year performance. Capital expenditures of $160 million were $49 million lower than in 2019. Full-year cash flow from operations was $1.1 billion and capital expenditures were $647 million.

As of Dec. 31, 2020, the company had total liquidity of $5.4 billion, including $1.5 billion of cash and cash equivalents compared with total liquidity of $4.5 billion on Dec. 31, 2019.

Conference Call

Goodyear will hold an investor conference call at 9 a.m. EST today. Prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations website: http://investor.goodyear.com.

Participating in the conference call will be Richard J. Kramer, chairman, chief executive officer and president; Darren R. Wells, executive vice president and chief financial officer; and Christina L. Zamarro, vice president, finance and treasurer.

Investors, members of the media and other interested persons can access the conference call on the website or via telephone by calling either (877) 876-9173 or (785) 424-1667 before 8:55 a.m. EST and providing the Conference ID “Goodyear.” A taped replay will be available by calling (800) 753-5207 or (402) 220-2156. The replay will also remain available on the website.

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About Goodyear

Goodyear is one of the world’s largest tire companies. It employs about 62,000 people and manufactures its products in 46 facilities in 21 countries around the world. Its two Innovation Centers in Akron, Ohio, and Colmar-Berg, Luxembourg, strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: the impact on us of the COVID-19 pandemic; our ability to implement successfully our strategic initiatives; actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; a labor strike, work stoppage or other similar event; foreign currency translation and transaction risks; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

(financial statements follow)

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except per share amounts)	2020	2019	2020	2019
NET SALES	$3,656	$3,713	$12,321	$14,745
Cost of Goods Sold	2,794	2,903	10,337	11,602
Selling, Administrative and General Expense	605	618	2,192	2,323
Goodwill and Other Asset Impairments	—	—	330	—
Rationalizations	26	77	159	205
Interest Expense	78	79	324	340
Other (Income) Expense	26	24	119	98

Income (Loss) before Income Taxes	127	12	(1,140)	177
United States and Foreign Tax Expense	60	411	110	474

Net Income (Loss)	67	(399)	(1,250)	(297)
Less: Minority Shareholders’ Net Income (Loss)	4	(7)	4	14

Goodyear Net Income (Loss)	$63	$(392)	$(1,254)	$(311)

Goodyear Net Income (Loss) - Per Share of Common Stock
Basic	$0.27	$(1.68)	$(5.35)	$(1.33)

Weighted Average Shares Outstanding	235	234	234	233
Diluted	$0.27	$(1.68)	$(5.35)	$(1.33)

Weighted Average Shares Outstanding	235	234	234	233
Cash Dividends Declared Per Common Share	$—	$0.16	$0.16	$0.64

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In millions, except share data)	December 31,	December 31,
	2020	2019
Assets:
Current Assets:
Cash and Cash Equivalents	$1,539	$908
Accounts Receivable, less Allowance - $150 ($111 in 2019)	1,691	1,941
Inventories:
Raw Materials	517	530
Work in Process	143	143
Finished Products	1,493	2,178

	2,153	2,851
Prepaid Expenses and Other Current Assets	237	234

Total Current Assets	5,620	5,934
Goodwill	408	565
Intangible Assets	135	137
Deferred Income Taxes	1,467	1,527
Other Assets	952	959
Operating Lease Right-of-Use Assets	851	855
Property, Plant and Equipment, less Accumulated Depreciation – $10,991 ($10,488 in 2019)	7,073	7,208

Total Assets	$16,506	$17,185

Liabilities:
Current Liabilities:
Accounts Payable – Trade	$2,945	$2,908
Compensation and Benefits	540	536
Other Current Liabilities	865	734
Notes Payable and Overdrafts	406	348
Operating Lease Liabilities due Within One Year	198	199
Long Term Debt and Finance Leases due Within One Year	152	562

Total Current Liabilities	5,106	5,287
Operating Lease Liabilities	684	668
Long Term Debt and Finance Leases	5,432	4,753
Compensation and Benefits	1,470	1,334
Deferred Income Taxes	84	90
Other Long Term Liabilities	471	508

Total Liabilities	13,247	12,640
Commitments and Contingent Liabilities
Shareholders’ Equity:
Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares – 233 million in 2020 and 2019	233	233
Capital Surplus	2,171	2,141
Retained Earnings	4,809	6,113
Accumulated Other Comprehensive Loss	(4,135)	(4,136)

Goodyear Shareholders’ Equity	3,078	4,351
Minority Shareholders’ Equity – Nonredeemable	181	194

Total Shareholders’ Equity	3,259	4,545

Total Liabilities and Shareholders’ Equity	$16,506	$17,185

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

(In millions)	Twelve Months Ended
	December 31,
	2020	2019
Cash Flows from Operating Activities:
Net Income (Loss)	$(1,250)	$(297)
Adjustments to Reconcile Net Income (Loss) to Cash Flows from Operating Activities:
Depreciation and Amortization	859	795
Amortization and Write-Off of Debt Issuance Costs	11	15
Goodwill and Other Asset Impairments	330	—
Provision for Deferred Income Taxes	23	323
Net Pension Curtailments and Settlements	18	6
Net Rationalization Charges	159	205
Rationalization Payments	(186)	(59)
Net (Gains) Losses on Asset Sales	2	(16)
Operating Lease Expense	286	292
Operating Lease Payments	(268)	(267)
Pension Contributions and Direct Payments	(56)	(79)
Changes in Operating Assets and Liabilities, Net of Asset Acquisitions and Dispositions:
Accounts Receivable	132	71
Inventories	713	6
Accounts Payable – Trade	26	5
Compensation and Benefits	95	184
Other Current Liabilities	26	(50)
Other Assets and Liabilities	195	73

Total Cash Flows from Operating Activities	1,115	1,207
Cash Flows from Investing Activities:
Capital Expenditures	(647)	(770)
Asset Dispositions	—	12
Short Term Securities Acquired	(96)	(113)
Short Term Securities Redeemed	96	106
Notes Receivable	(13)	(7)
Other Transactions	(7)	(28)

Total Cash Flows from Investing Activities	(667)	(800)
Cash Flows from Financing Activities:
Short Term Debt and Overdrafts Incurred	1,651	1,880
Short Term Debt and Overdrafts Paid	(1,593)	(1,933)
Long Term Debt Incurred	6,251	5,942
Long Term Debt Paid	(6,059)	(6,008)
Common Stock Issued	—	1
Common Stock Dividends Paid	(37)	(148)
Transactions with Minority Interests in Subsidiaries	(10)	(26)
Debt Related Costs and Other Transactions	—	(15)

Total Cash Flows from Financing Activities	203	(307)

Effect of Exchange Rate Changes on Cash, Cash Equivalents and Restricted Cash	(1)	1

Net Change in Cash, Cash Equivalents and Restricted Cash	650	101
Cash, Cash Equivalents and Restricted Cash at Beginning of the Period	974	873

Cash, Cash Equivalents and Restricted Cash at End of the Period	$1,624	$974

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Non-GAAP Financial Measures (unaudited)

This earnings release presents Total Segment Operating Income (Loss) and Margin, Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) Per Share (EPS), which are important financial measures for the company but are not financial measures defined by U.S. GAAP, and should not be construed as alternatives to corresponding financial measures presented in accordance with U.S. GAAP.

Total Segment Operating Income (Loss) is the sum of the individual strategic business units’ (SBUs’) Segment Operating Income (Loss) as determined in accordance with U.S. GAAP. Total Segment Operating Margin is Total Segment Operating Income (Loss) divided by Net Sales as determined in accordance with U.S. GAAP. Management believes that Total Segment Operating Income (Loss) and Margin are useful because they represent the aggregate value of income (loss) created by the company’s SBUs and exclude items not directly related to the SBUs for performance evaluation purposes. The most directly comparable U.S. GAAP financial measure to Total Segment Operating Income (Loss) is Goodyear Net Income (Loss) and to Total Segment Operating Margin is Return on Sales (which is calculated by dividing Goodyear Net Income (Loss) by Net Sales).

Adjusted Net Income (Loss) is Goodyear Net Income (Loss) as determined in accordance with U.S. GAAP adjusted for certain significant items. Adjusted Diluted Earnings (Loss) Per Share is the company’s Adjusted Net Income (Loss) divided by Weighted Average Shares Outstanding-Diluted as determined in accordance with U.S. GAAP. Management believes that Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) Per Share are useful because they represent how management reviews the operating results of the company excluding the impacts of non-cash impairment charges, rationalizations, asset write-offs, accelerated depreciation, asset sales and certain other significant items.

It should be noted that other companies may calculate similarly-titled non-GAAP financial measures differently and, as a result, the measures presented herein may not be comparable to such similarly-titled measures reported by other companies.

See the tables below for reconciliations of historical Total Segment Operating Income (Loss) and Margin, Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) Per Share to the most directly comparable U.S. GAAP financial measures.

Segment Operating Income (Loss) and Margin Reconciliation Table

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2020	2019	2020	2019
Total Segment Operating Income (Loss)	$302	$242	$(14)	$945
Goodwill and Other Asset Impairments	—	—	(330)	—
Rationalizations	(26)	(77)	(159)	(205)
Interest Expense	(78)	(79)	(324)	(340)
Other Income (Expense)	(26)	(24)	(119)	(98)
Asset Write-offs and Accelerated Depreciation	(11)	(13)	(105)	(15)
Corporate Incentive Compensations Plans	(20)	(22)	(44)	(50)
Retained Expenses of Divested Operations	(3)	(3)	(8)	(10)
Other	(11)	(12)	(37)	(50)

Income (Loss) before Income Taxes	$127	$12	$(1,140)	$177
United States and Foreign Taxes	60	411	110	474
Less: Minority Shareholders’ Net Income (Loss)	4	(7)	4	14

Goodyear Net Income (Loss)	$63	$(392)	$(1,254)	$(311)

Sales	$3,656	$3,713	$12,321	$14,745
Return on Sales	1.7%	(10.6)%	(10.2)%	(2.1)%
Total Segment Operating Margin	8.3%	6.5%	(0.1)%	6.4%

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Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) per Share

Reconciliation Tables

Fourth Quarter 2020	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
As Reported	$127	$60	$4	$63	235	$0.27
Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	37	5		32		0.14
Indirect Tax Settlements and Discrete Tax Items	(6)	(28)		22		0.09
Environmental Remediation Charge	13	3		10		0.04
Legal Claims Related to Discontinued Operations	3	1		2		0.01
One-time Legal Settlement	(34)	(8)		(26)		(0.11)

	13	(27)	—	40		0.17

As Adjusted	$140	$33	$4	$103	235	$0.44

Fourth Quarter 2019	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income (Loss)	Weighted Average Shares Outstanding- Diluted*	Diluted EPS
(In millions, except EPS)
As Reported	$12	$411	$(7)	$(392)	234	$(1.68)
Significant Items:
Indirect Tax Settlements and Discrete Tax Items	(21)	(387)	10	356		1.52
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	90	20		70		0.30
Beaumont, Texas Flooding	20			20		0.08
Pension Settlements	5	1		4		0.02
Gain on Acquisition, Net of Transactions Costs	(2)			(2)		(0.01)
Asset Sales	(12)	(1)		(11)		(0.04)

	80	(367)	10	437		1.87

As Adjusted	$92	$44	$3	$45	235	$0.19

*Weighted Average Shares Outstanding-Diluted for the calculation of as-reported diluted EPS excludes 1 million weighted average equivalent shares outstanding for stock options and other securities that were anti-dilutive.

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Full Year 2020	Income (Loss) Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income (Loss)	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
As Reported	$(1,140)	$110	$4	$(1,254)	234	$(5.35)
Significant Items:
Indirect Tax Settlements and Discrete Tax Items		(305)		305		1.30
Goodwill and Other Asset Impairments	330	39		291		1.24
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	264	56		208		0.89
Pension Settlements and Curtailments	18	4		14		0.06
Environmental Remediation Charge	13	3		10		0.04
Legal Claims Related to Discontinued Operations	3	1		2		0.01
Asset Sales	2			2		0.01
One-time Legal Settlement	(34)	(8)		(26)		(0.11)

	596	(210)	—	806		3.44

As Adjusted	$(544)	$(100)	$4	$(448)	234	$(1.91)

Full Year 2019	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income (Loss)	Weighted Average Shares Outstanding- Diluted*	Diluted EPS
(In millions, except EPS)
As Reported	$177	$474	$14	$(311)	233	$(1.33)
Significant Items:
Indirect Tax Settlements and Discrete Tax Items	(27)	(394)	(7)	374		1.59
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	220	42	1	177		0.76
Beaumont, Texas Flooding	25			25		0.11
Pension Settlements	5	1		4		0.02
Legal Claims Related to Discontinued Operations	5	1		4		0.02
Net Insurance Recovery from Hurricanes	(4)	(1)		(3)		(0.01)
Gain on Acquisition, Net of Transaction Costs	(2)			(2)		(0.01)
Asset Sales	(16)	(1)		(15)		(0.07)

	206	(352)	(6)	564		2.41

As Adjusted	$383	$122	$8	$253	234	$1.08

*Weighted Average Shares Outstanding-Diluted for the calculation of as-reported diluted EPS excludes 1 million weighted average equivalent shares outstanding for stock options and other securities that were anti-dilutive.

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